Exhibit 99.1
December 27, 2006
Dear Shareholders,
This year has been a year of growth for The Fashion House, and while we have had a few growing pains, we also have some great successes to share with you.
We recently released our third quarter sales results and are pleased to share that our net sales for the quarter ending September 30 rose to $3.3 million from $0.5 million over the same period a year ago. For the nine months ending September 30, net sales reached $5.9 million compared to $1.2 million for the same period in 2005. If you have not yet seen our last 10-Q filed on November 20, 2006, you can find a copy on our website at http://www.thefashionhouseinc.com/investors.php or contact us and we will gladly provide you with a copy. (If you would like to see a copy of our 10-K filed on April 14, 2006, you can contact us for a copy or find a copy at the SEC’s website at http://www.sec.gov/Archives/edgar/data/797329/000095014806000024/v19173ke10ksb.htm.)
Our improved sales results are a reflection of the positive things that have been happening here at The Fashion House. Earlier this year we added a new license, Isaac Mizrahi. This agreement is for two lines at different price points. The strategy of bringing designer branded product to market at different retail levels continues to be our core business strategy and this license is another example of how we will do that. We have been shipping product under the Isaac Isaac Mizrahi label that retails for approximately $220 since July. The collection can be found at Bloomingdale’s, Saks Fifth Avenue, Bergdorf Goodman and premiere boutiques nationwide. Next year, we intend to add a couture collection from the designer with retail prices starting at $450.
We are also developing distribution beyond the United States. After great success in Canada the last couple seasons, we feel confident that the international marketplace will be receptive to our well-known designers. We recently received our first orders from our distribution partners in Turkey and Dubai and we are finalizing an agreement to distribute shoes in China, Hong Kong, Singapore, Korea and the Philippines. We are looking to expand distribution to include Russia and Spain in the near future.
We have also had many exciting developments from a marketing and public relations perspective. Every month our shoes are featured in national magazines and we are proud to say we have been in InStyle, Lucky, Glamour, People, Cosmopolitan, Self and many others this year. Last month Footwear News, the most important trade publication in our industry, featured a cover story about Isaac Mizrahi and The Fashion House. And this week we are proud to announce that The Fashion House was named to the “Power 100” by Footwear News... an annual list that recognizes the top 50 wholesalers and top 50 retailers in the shoe business. We have also participated in several celebrity gifting suites and event gift bags. We gave Oscar by Oscar de la Renta shoes to 100 presenters, performers and award winners at the MTV Video Music Awards which put our shoes on national television — on both Extra and The Insider, which we wanted to share with you. Please take a look at the enclosed DVD to see both segments.

We are closing 2006 on a real high note and will be taking this great momentum into 2007. I believe I will have many more success stories to share with you next year.
Warm regards,
/s/ John Hanna
John Hanna
Chairman & CEO
The Fashion House, Inc.
This letter contains statements that are forward-looking in nature, including but not limited to, statements relating to our future growth and revenue, licensing agreements, product development, market acceptance, and our management’s plans and objectives for our current and future operations, and other statements that are not historical facts. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words “intend”, “feel,” “believe”, “will”, “may”, “expect”, “plan”, and similar terms. Actual results could differ materially from the results implied by the forward looking statements due to a variety of factors, many of which are discussed throughout this Quarterly Report and in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to our ability to finance our activities and maintain our financial liquidity; our ability to enter into new licensing agreements and to maintain and renew existing licensing agreements; changes in consumer preferences or fashion trends; disruption in product shipment; changes in our relationships with vendors and other resources; our ability to expand internationally; and intensely competitive industry conditions